Exhibit 99.1

  American Technical Ceramics Corp. Announces First Quarter Financial Results

     HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Nov. 3, 2004--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the first fiscal quarter ended September 30, 2004.
     Net sales for the quarter ended September 30, 2004 increased approximately 35% to $16,928,000 from $12,549,000 in the comparable quarter in fiscal year 2004. Net income amounted to $600,000, or approximately $0.07 per common share and common share assuming dilution, for the quarter ended September 30, 2004, compared with a net loss of $783,000, or approximately ($0.10) per common share and common share assuming dilution, for the comparable quarter ended September 30, 2003.
     Management stated that the significant improvement in sales was due to both improved business conditions from a year ago and increased market share across virtually all of the Company's product lines, particularly the wireless infrastructure market. Profit improvements were also driven by gross profit margin increases which resulted primarily from the ability to run production at higher more efficient volumes and, to a lesser extent, the reengineering efforts previously implemented by the Company. The Company continues to operate at high production levels in order to build and maintain inventories of its best selling products. Bookings for the first quarter were $14,464,000, an increase of approximately 18% over the comparable period in the previous fiscal year, primarily due to increased bookings from the wireless infrastructure market.
     Net sales for the quarter ended September 30, 2004 decreased approximately 11% from the immediately preceding quarter. The decrease was in line with management's expectations. As previously reported, during the first quarter of fiscal year 2005, customers in most of the industries the Company serves took steps to balance their inventories and production lines.
     Victor Insetta, President and Chief Executive Officer of the Company, stated, "The results we reported were in line with our expectations. Our bookings and net sales, while lower than last quarter, were up substantially from a year ago. This confirms that we are moving in the right direction. We are seeing improvements in bookings and sales in the current quarter and expect this trend will continue as the year progresses. In short, we believe fiscal year 2005 will be a good year for ATC."
     The Company invites you to participate in its upcoming conference call with management. The details are as follows:


                      Thursday, November 4, 2004
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
        (800) 291-5365 (USA) and (617) 614-3922 (International)
                           Passcode 20666402

     A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888 (International). The access code is 11784410.
     A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Thursday, November 4, 2004. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

     American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

     This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.


          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
              -----------------------------------------
                                           September 30,   June 30,
                                                2004          2004
                                           --------------  ----------
Cash and Investments                              $7,302      $7,042
Accounts Receivable                                9,340      10,563
Inventories                                       22,833      22,268
Current Assets                                    43,532      43,515
Total Assets                                      71,640      69,853
Current Liabilities                                8,700       8,615
Total Liabilities                                 15,691      15,026
Total Stockholders' Equity                        55,949      54,827


         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                               Three Months Ended
                                          ----------------------------
                                          September 30,  September 30,
                                               2004           2003
                                          -------------- -------------
Net Sales                                 $      16,928  $     12,549
Gross Profit                                      5,292         2,876
Operating Income/(Loss)                             920        (1,039)
Net Income/(Loss)                                   600          (783)
Income/(Loss) Per Share:
    Basic                                 $        0.07  $      (0.10)
    Diluted                               $        0.07  $      (0.10)
Weighted Average Common Shares
 Outstanding:
    Basic                                         8,263         8,096
    Diluted                                       8,642         8,096


     CONTACT: American Technical Ceramics Corp.
              Kathleen M. Kelly, 631-622-4710
              invest@atceramics.com
               or
              The Global Consulting Group
              Allan Jordan, 646-284-9400
              ajordan@hfgcg.com